AMENDMENT NO. 4
                            TO AGREEMENT AND PLAN OF
                            REORGANIZATION AND MERGER
                     BY AND AMONG U.S. ENERGY SYSTEMS, INC.,
                            USE ACQUISITION CORP. AND
                      ZAHREN ALTERNATIVE POWER CORPORATION


     This Amendment No. 4 to Agreement and Plan of Reorganization and Merger (the "Amendment") is made as of the 23rd day of February, 2001 by and among U.S. Energy Systems, Inc. ("Parent"), USE Acquisition Corp. ("Merger Sub"), and Zahren Alternative Power Corporation (the "Company"). Unless indicated otherwise, capitalized terms shall have the same meanings herein as they have in the Merger Agreement (as defined below).

                               W I T N E S S E T H

     WHEREAS, Parent, Merger Sub and the Company previously entered into (i) that certain Agreement and Plan of Reorganization and Merger dated as of November 28, 2000 (ii) that certain Amendment No. 1 to the Agreement dated as of the 11th day of December, 2000, (iii) that certain Amendment No. 2 to the Agreement dated as of the 19th day of December, 2000 and (iv) that certain Amendment No. 3 to the Agreement dated as of the 19th day of January, 2001 (collectively the "Merger Agreement"); and

     WHEREAS, the Parent, Merger Sub and the Company now wish to amend the Agreement.

     NOW, THEREFORE, in consideration of $10.00 and other consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


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     1. The third  sentence  of  Subsection  D of Section  2.05(b) of the Merger
Agreement is hereby amended by deleting the existing sentence in its entirety and inserting in its place the following sentence:

     The Outstanding Construction Cost shall be determined by SCS Engineers Inc. (the "Engineer").

     2. Item 7, clause 3 of Schedule 3.05 to the Merger Agreement is hereby amended by changing "(100 shares)" to "(5 shares)."

     3. The first sentence of Section 3.27(c) of the Merger Agreement is hereby amended by deleting the existing sentence in its entirety and inserting in its place the following sentence:

     The amounts currently on deposit in the Illinois Account (as defined in the Note Purchase Agreement) established pursuant to that certain Indenture of Trust and Security Agreement dated as of November 30, 1999 among the Issuers named therein and The Chase Manhattan Bank, as Trustee, for the benefit of, inter alia, the holders of the Company's Senior Secured Notes are reasonably expected to be sufficient, after giving effect to reasonably projected earnings thereon, to fund the Illinois Reimbursement Obligations (as defined in the Note Purchase Agreement) that have accrued through the Date of this Agreement.

     4. Clause (e)(iv) of Section 5.01 of the Merger Agreement is hereby amended by deleting the existing clause in its entirety and inserting in its place the following clause:

     make or authorize any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $100,000 for the Company and the Company Subsidiaries taken as a whole (provided, however, that Parent agrees to approve any capital expenditures included in the construction budgets and contingency amounts approved by the requisite holders of the Company's Senior Secured Notes (John Hancock Life Insurance Company and the other holders of the Company's Senior Secured Notes are referred to herein as "Hancock") under The Note Purchase Agreement, the Indenture of Trust and Security Agreement and the related documents in effect as of November 28, 2000) ; or

     5. Section (b) of Annex 1 to the Merger Agreement is hereby amended by deleting the existing reference for Hancock in its entirety and inserting in its place the following: Hancock _______________________________ Section 5.01(e)


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     6. Schedule 3.21 to the Merger  Agreement is hereby amended by deleting (a)
the  reference to the  $575,000  Promissory  Note  payable by  Lafayette  Energy
Partners,   L.P.  to  O'Brien  Environmental  Energy,  Inc.  under  the  caption
"Lafayette Project;" (b) the references to the Non-Recourse Notes and Collateral Assignments in Items D.7 and D.8 under each of the following captions:
"Lafayette  Project"  and  "Taylor  Project;"  and  (c)  the  references  to the
Financial  Services  Agreement  with  AJG  Financial  Services,   Inc.  and  the
Supplemental Agreement with AJG Financial Services, Inc. in Items D.8. and D.9. under each of the following captions: "Avon (122nd St.) Project," "Devonshire (Dolton/138th St.) Project," and "Riverside (Willow Ranch) Project.".

     7. Schedule 6.07 to the Merger Agreement is hereby amended by deleting the second page thereof.

     8. Exhibit 6.15 to the Merger Agreement is hereby amended by deleting the existing Exhibit in its entirety and inserting in its place the attached Exhibit A.

     9. Annex 2 to the Merger Agreement is hereby amended by deleting the existing Exhibit in its entirety and inserting in its place the attached Exhibit B.

     10. Subsection C of Section 2.05(b)(i) of the Merger Agreement is hereby amended by deleting the existing subsection in its entirety and inserting in its place the following subsection:

          If the long term debt and current portion of long term debt (collectively, "Long Term Debt") of the Company reflected on the Effective Date Balance Sheet is more than $72,829,499 of which no more than $72,579,499 shall consist of Long Term Debt other than Long Term Debt incurred under the ABB Loan Agreement to purchase spare parts for equipment at the sites being operated as a result of the YESCO Transaction (any such amount by


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     which  such  Long Term Debt is more than  $72,829,499  or  $72,579,499,  as
     applicable,   being  the   "Excess   Long  Term   Debt")  then  the  Merger
     Consideration shall be reduced in accordance with Section 2.05 (b)(ii) below by an amount equal to the Excess Long Term Debt

     11. Except as amended hereby, the Merger Agreement is as hereby ratified and confirmed and, as so amended, remains in full force and effect on the date hereof.


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     IN WITNESS  WHEREOF,  Parent,  Merger Sub and the Company  have caused this
Agreement to be executed as of the date first written above.

                                         U.S. ENERGY SYSTEMS, INC.



                                         By:  /s/ GORAN MORNHED
                                              ----------------------------------
                                              Name: Goran Mornhed
                                              Title: President and
                                              Chief Operating Officer


                                         USE ACQUISITION CORP.



                                         By:  /s/ GORAN MORNHED
                                              ----------------------------------
                                              Name: Goran Mornhed
                                              Title: President


                                         ZAHREN ALTERNATIVE POWER CORPORATION



                                         By:  /s/ BERNHARD J. ZAHREN
                                              ----------------------------------
                                              Name: Bernard J. Zahren
                                              Title: President


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